                                                                   Exhibit 3.109

                            AGREEMENT OF SHAREHOLDERS

                                       OF

                               STRAIGHT DOWN, INC.

                            A California Corporation

      The Shareholders Agreement is entered into and effective as of the date of its execution by Jon Mark Hastings, Dennis Grant Steers and Wallace P. Rodgers, the Shareholders.

      WHEREAS, the Shareholders are all of the shareholders of Straight Down, Inc., a close corporation, and desire to enter into a shareholders agreement to provide for the management of the business, division of profits, distribution of assets upon liquidation, and certain other matters; and

      WHEREAS, the Shareholders believe it to be important to provide for substantial restrictions on the transfer of shares, to provide for the participation of each of the Shareholders in the business and affairs of the Corporation, and to make other provisions with respect to the Corporation and the relations of the Shareholders to it and among themselves, all as set forth herein:

      NOW, THEREFORE, in consideration of the agreements herein contained, the Shareholders agree as follows:

      1. Management and Control.

            (a) Board of Directors. During the term of this Agreement, the Board of Directors of the Corporation shall consist of the Shareholders of the Corporation, and annual or other elections of directors are hereby waived. The Corporation shall be managed and controlled in accordance with this Agreement. Neither the

      Board nor the Shareholders shall be required to hold annual, regular or special meetings, and any action or decision made by the Board or the Shareholders may be evidenced by any writing executed by the requisite number of Shareholders, or otherwise as the Shareholders may agree. Each Shareholder, as a member of the Board, however, agrees as such to consent to or vote in favor of such resolutions as may be required by persons with whom the Corporation may have business dealings to evidence corporate approvals or authorizations. Any Shareholder may authorize any other Shareholder to represent or act as proxy for the former at any meeting according to written instructions, general or specific,of the authorizing Shareholder.

            (b) Books, Records and Reports. The Shareholders shall cause the Corporation to maintain the books, records and other documents required by
Section 1500 of the California General Corporation Law (the "Law"). Notwithstanding any waiver thereof,the Shareholders shall cause the Corporation to furnish to the Shareholders an annual report referred to in Section 1501(a) of the Law, which report need not be audited unless written request that such report be audited is made by at least two Shareholders not less than sixty days prior to the end of the year covered by the report.

            (c) Shareholder Meetings. There shall be no regular meetings of the Shareholders, but a special meeting may be called at any time in accordance with
Section 600(d) of the Law.

            (d) Supermajority Requirement. All actions of substance shall require the prior approval (by vote, or by written or oral consent) of the Shareholders entitled to exercise not less than sixty-seven percent (67%) of the voting power of the Corporation. "Actions of substance" are understood to include all but the minor decisions of day-to-day business operations. Any authority to take actions of substance may be delegated by like approval. It is hereby recognized that this provision gives effective veto power to Jon Mark Hastings and Dennis Grant Steers.

            (e) There shall be two officers of the Corporation: Dennis Grant Steers shall be President and Chief Executive Officer; Jon Mark Hastings shall be Vice-President and Treasurer (Chief Financial Officer). The Shareholders may, as an action of substance,change the number of officers of the Corporation or change the identities of the officers. Any such change shall be evidenced by a written resolution of the Shareholders, which shall be attached to the Shareholders Agreement on file with the Corporation.

            (f) The Shareholders agree that there shall be no Bylaws of the Corporation. This Corporation is managed and controlled in accordance with this Agreement, and it is hereby recognized that no useful purpose would be served by having Bylaws of the Corporation in addition to this Agreement.

            (g) The Shareholders may, as an action of substance, agree to cause the Corporation to hire employees. The Shareholders may further agree to set salaries for the Officers of the Corporation and to cause the Corporation to pay such salaries as an expense of the

Corporation.

2. Distributions.

            (a) Determination of Net Profit or Loss. For the purposes of this Agreement, the net profit or loss of the Corporation for any accounting period shall be its gross income less the Corporation's expenses during such period, determined on a cash basis in accordance with generally accepted accounting principles. Gross income shall include, but shall not be limited to, amounts received upon or in respect of investments of the Corporation, gains realized upon the sale or disposition of any proportionate any other income received by the Corporation. Expenses shall include, but shall not be limited to, the expenses of conducting the business, salaries, interest on any loans or borrowings by the Corporation, taxes and assessments assessed to the Corporation or levied upon its properties and payable by it, depreciation of and losses on the Corporation's property (using such method of depreciation as the Shareholders deem appropriate), bad debts and contingencies for which reserves should properly be established and any and all other expenses incidental to the conduct of the business of the Corporation.

      (b) Regular Distributions of Net Profits. Unless the Shareholders shall determine in good faith that the Corporation reasonably needs to retain the same to meet its obligations or to maintain a sound financial condition in light of its reasonable financial needs, and subject to the requirements of Sections 500 and 501 of the Law, the net profits of the Corporation for each fiscal year shall be distributed to the Shareholders not later than thirty days after the end of each such period in the same percentage as that percentage of the outstanding shares of the Corporation held by each Shareholder. The Shareholders may agree, as an action of substance, to distribute certain amounts as a draw to any Shareholder as a credit against that Shareholder's percentage of net profits next due. Any such amounts shall be subtracted from a Shareholder's distributive share as above described, and until then shall be deemed a debt of the Shareholder to the Corporation.

3. Dissolution.

      (a) Restrictions on Voluntary Dissolution. The prior approval of the Shareholders, as an action of substance, shall be required for the voluntary dissolution of the Corporation under Chapter 19 of the Law, and each of the Shareholders hereby waives any right to the taking of such action by the approval,consent, or vote of a lesser percentage.

      (b) Procedure During Winding-Up; Distributions to Shareholders. Upon commencement of proceedings for dissolution of the Corporation, the Corporation shall cease to carry on business except as necessary to wind up its business and distribute its assets. Upon dissolution, the assets of the Corporation shall be applied as follows and in the following order of priority:

            (i) The expenses of dissolution and of the liquidation of assets and the debts and liabilities of the Corporation, other than debts owing to a Shareholder, shall be paid first or provided for in accordance with law;

            (ii) The principal of and accrued and unpaid interest on indebtedness, if any, to a Shareholder shall next be paid in full. If the assets of the Corporation shall be inadequate to pay all such amounts in full, all accrued but unpaid interest thereon shall be first paid in full or in proportion to such unpaid interest depending on the available assets, and thereafter the principal amounts, unless by the terms of any such indebtedness it is subordinate to any other indebtedness to a Shareholder, in which case payment shall be made in accordance with the subordination provisions of such indebtedness;

            (iii) The balance, if any, of the assets of the Corporation shall be distributed to the Shareholders in proportion to the number of shares held by each.

4. Consideration for Shares.

      Shares of the Corporation may be issued only for such consideration as is determined from time to time by the Shareholders as an action of substance.

5. Restriction on Transfer of Shares.

      Except as otherwise provided in this Paragraph 5, no shares of the Corporation shall be sold or otherwise disposed of by any Shareholder until after written notice of such intended sale or disposition shall have been delivered to the Corporation, and until thirty days have expired subsequent to a final determination of a price per share for such shares, all as hereinafter provided

      In the event any Shareholder proposes to sell or otherwise dispose of all or any part of such Shareholder's shares, such Shareholder shall sign and deliver to the Corporation a written notice stating such Shareholder's desire to sell and dispose of the designated number of shares. Such Shareholder and the Corporation shall then fix a price per share computed by determining the fair market value of the net assets of the Corporation excluding "goodwill") on the date of such notice, and multiplying the resulting figure by a fraction, the numerator of which shall be one and the denominator of which shall be the number of shares of the capital stock of the Corporation issued and outstanding as of the date of such notice. in the event that the Shareholder and the Corporation cannot agree on the price per share, computed as above, the Shareholder and the Corporation shall each appoint an independent arbitrator. If either the Shareholder or the Corporation fails to appoint an arbitrator, the arbitrator appointee by the other shall have the power to act alone. The arbitrators thus selected shall determine the price per share computed as above, and their decision shall be final and conclusive upon the parties. In the event the two arbitrators cannot agree on the price per share, the two arbitrators shall appoint a third arbitrator, who shall receive the advice and counsel of the two previous arbitrators, but the decision of the third arbitrator acting alone, as to the price per share computed as above, shall be final, binding, and conclusive upon the parties.

     The Corporation shall have the prior option and right to purchase all or any part of such shares for a period of sixty days after the final determination of the price per share at the price thus determined. In the event the Corporation does not exercise its option within the sixty day period with respect to all the shares, each remaining Shareholder of the Corporation shall have an option for a period of fifteen days next succeeding the expiration of such sixty day period to purchase pro rata to the number of shares owned by such Shareholder the shares remaining for sale at the price per share determined as above. In the event options have not been exercised with respect to all of the shares specified in the written notice pursuant to the options granted to the Corporation and to the Shareholders as above set forth,Shareholders who exercise their option within said fifteen day period shall have an additional option for a period of five days next succeeding the expiration of such fifteen day period to purchase all or any part of the balance of such shares at the price per share determined as above. In the event there are two or more Shareholders who exercise the last mentioned option for a total number of shares in excess of the number available, the shares available for such option shall be allocated to such Shareholders pro rata to the number of shares owned by each Shareholder.

     If the Corporation and the remaining Shareholders do not exercise their options to purchase all the shares set forth in the written notice, then the Shareholder giving such written notice may sell all the remaining shares the subject of that notice to third parties at the price per share determined as above, not later than thirty days after the expiration of the last option. This is subject, however, to the limitation of ten Shareholders for this Corporation, a close corporation. Any attempted intervivos transfer which would violate this requirement is void, and the Shareholders hereby agree to operate under said restriction at all times and in all circumstances. If the selling Shareholder wishes to sell or otherwise dispose of any such shares at a price per share less than determined as above,or upon terms more favorable than previously offered to the Corporation and the remaining Shareholders, as a condition precedent thereto such shares must first have been offered to the Corporation and the remaining Shareholders on the same terms and conditions in accordance with the procedures and time periods hereinabove set forth.

     The provisions of Paragraph 5 shall be applicable to all sales or other dispositions of shares of the Corporation except (I) any transfer of shares to the spouse, issue, or other heirs of a Shareholder upon the death of such Shareholder, and (ii) any change in the respective interests in shares solely between or among persons who beneficially hold shares as community property,joint tenants, or tenants in common. Any transferee of shares of the Corporation shall hold such shares subject to all the provisions of this Paragraph 5, as well as subject to the other paragraphs and provisions of this Agreement, and shall make no transfers other than as provided herein.

6. Legend.

     Each certificate representing shares in this Corporation shall bear the following legend:

               "This Corporation is a close corporation. The number of holders of record of its shares cannot exceed ten. Any attempted inter vivos transfer which would violate this requirement is void. Refer to Articles, Bylaws, and any Agreement on file with the Secretary of the Corporation for further restrictions. The shares represented by this certificate are subject to additional transfer and other restrictions by a Shareholders Agreement dated August 17, 1982, and are subject to a lien to secure any indebtedness of the Shareholder to the Corporation."

7. Miscellaneous Provisions.

     (a) Governing Law. This Agreement shall be governed and interpreted by and construed in accordance with the laws of the State of California.

     (b) Captions. The captions to the sections, sub-sections, and paragraphs in this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.

     (c) Successors. Anything in this Agreement to the contrary notwithstanding, any transferee, successor, or assign, whether voluntary, by operation of law, or otherwise, of the shares of the Corporation shall be subject to and bound by the terms and conditions of this Agreement as fully as though such person was a signatory hereto.

     (d) Severability. If any term, provision, covenant, or condition of this Agreement is held by a Court of competent jurisdiction to be invalid, void, or unenforceable, it shall he deemed severed from the rest of this Agreement, which shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (e) Time. Time is of the essence of this Agreement.

     (f) Filing of Agreement. A copy of this Agreement, as amended from time to time, shall be filed with the Secretary of the Corporation for inspection by any prospective purchaser of shares.

     (g) Amendment. This Agreement may be amended only by a writing signed by all holders of record of shares as of the date of said amendment.

     (h) Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement this Seventeenth Day of August, Nineteen Hundred and Eighty Two.


                              Dennis Grant Steers


                              Jon Mark Hastings


                              Wallace F. Rodgers

     The undersigned spouse of Wallace F. Rodgers hereby consents to his execution of the foregoing Agreement, acknowledges that the Corporation is a business interest that is subject to his sole management and control, agrees to be bound by the terms of this Agreement and hereby irrevocably appoints him as the agent the undersigned for purposes of executing and performing any actions directly or indirectly relating to the Corporation and the foregoing Agreement without further signature or consent or notice to the undersigned.

Dated: August 17, 1982


                                                Lorie R. Rodgers